Exhibit 99.1

 iPayment Reports First Quarter Earnings of $0.38 Per Diluted Share;
                           Doubles Revenues

    NASHVILLE, Tenn.--(BUSINESS WIRE)--May 5, 2005--iPayment, Inc. (NASDAQ:IPMT) today announced financial results for the first quarter ended March 31, 2005. For the first quarter of 2005, revenues doubled to $163,363,000 from $79,969,000 for the first quarter of 2004. Net income increased 37.4% to $6,872,000 from $5,002,000. Earnings per diluted share increased 35.7% to $0.38 for the first quarter of 2005 from $0.28 for the first quarter of 2004.
    Commenting on the announcement, Gregory S. Daily, Chairman and Chief Executive Officer of iPayment, said, "We are proud to report another quarter of strong, profitable growth. Our growth strategy remained on track, both through organic channels and acquisitions. Charge volume more than doubled to $6,248 million in the first quarter of 2005 from $2,863 million in the first quarter of 2004. Our recent acquisition of a portfolio of merchant accounts from First Data Corp. performed as expected in the first quarter and both acquisitions in the petroleum and convenience store market remain on solid growth tracks. We continued to streamline operations during the quarter, successfully converting the processing of certain portfolios serviced in our Chicago operating center to First Data's platform from higher cost industry processors. Integrating acquisitions allows us to maintain lower headcount and increase revenues per employee (average) by 60%. We closed the first quarter with 346 employees. Looking forward, we remain confident in our ability to execute our profitable growth strategy through organic channels and additional acquisitions in the fragmented small-merchant market."

    Outlook

    The following statements summarize iPayment's guidance for 2005 as well as guidance for long-term growth in its revenues and operating margin. For 2005, iPayment is increasing its target range for annual revenues to approximately $650 million to $675 million and currently expects an annual operating margin of approximately 9.5% to 10.0%, with sequential improvement during the year. iPayment expects net interest expense of approximately $9.0 million to $9.5 million, an effective income tax rate of approximately 39%, and diluted weighted average shares outstanding of approximately 18.5 million, including 662,000 share equivalents from outstanding convertible promissory notes. iPayment remains comfortable with a range for earnings per diluted share for 2005 of approximately $1.83 to $1.88. Beyond 2005, iPayment targets long-term growth in revenues more in line with the industry growth rate through a combination of internal growth and acquisitions. iPayment reiterates its long-term target range for its annual operating margin of 10% to 15% of revenues, with gradual improvement over time. As in the past, the operating margin may fluctuate on a quarterly basis, and the percentage may change as a result of acquisitions with higher or lower operating margins than iPayment's margins.
    The Company will host a conference call to discuss this release today at 10:30 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.ipaymentinc.com or www.earnings.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. The online replay will be available at approximately 1:30 p.m. (Eastern
Time) and continue for one week. A telephonic replay of the call will also be available through May 12, 2005, at 719-457-0820 (Confirmation Number 4170594).

    This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K for 2004. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 130,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.


                            iPayment, Inc.
                         Financial Highlights
                (in thousands, except per share data)

Consolidated Income Statements            Three months ended March 31,
                                          ----------------------------
                                              2005           2004
                                          -------------- -------------
                                            (Unaudited)   (Unaudited)
Revenues                                       $163,363       $79,969

Interchange                                      97,421        37,315
Other costs of services                          48,775        31,702
Selling, general and administrative               3,524         2,886
                                          -------------- -------------
  Total operating expenses                      149,720        71,903
                                          -------------- -------------
Income from operations                           13,643         8,066
Other expense (income)
  Interest expense                                2,297           710
  Other expense (income)                             81          (339)
                                          -------------- -------------
Income before income taxes                       11,265         7,695
Income tax provision                              4,393         2,693
                                          -------------- -------------
Net income                                       $6,872        $5,002
                                          ============== =============

Earnings per share
  Basic                                           $0.41         $0.30
  Diluted                                         $0.38         $0.28
Weighted average shares outstanding
  Basic                                          16,721        16,459
  Diluted                                        18,230        18,050



Percentages of Revenues
Interchange                                        59.6%         46.7%
Other costs of services                            29.9%         39.6%
Selling, general and administrative                 2.2%          3.6%
Income from operations                              8.4%         10.1%


Effective tax rate                                 39.0%         35.0%


                            iPayment, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                               March 31,  December 31,
Assets                                           2005         2004
                                             ------------ ------------
                                              (Unaudited)
Current assets:
Cash and cash equivalents                         $1,024         $888
Accounts receivable, net                          17,330       17,031
Prepaid expenses and other                         7,311        6,765
                                             ------------ ------------
Total current assets                              25,665       24,684

Restricted cash                                    2,532        3,248
Property and equipment, net                        2,895        2,749
Intangible assets, net                           215,551      219,331
Goodwill, net                                     90,260       79,360
Other assets                                       7,134        6,876
                                             ------------ ------------
Total assets                                    $344,037     $336,248
                                             ============ ============

Liabilities and stockholders' equity

Current liabilities:
Accounts payable                                  $1,898       $2,418
Accrued liabilities and other                      9,416       11,377
                                             ------------ ------------
Total current liabilities                         11,314       13,795

Long-term debt                                   169,527      168,437
                                             ------------ ------------
Total liabilities                                180,841      182,232
                                             ------------ ------------

Stockholders' equity:
Common stock                                     132,815      130,507
Retained earnings (deficit)                       30,381       23,509
                                             ------------ ------------
Total stockholders' equity                       163,196      154,016
                                             ------------ ------------
Total liabilities and stockholders' equity      $344,037     $336,248
                                             ============ ============


                            iPayment, Inc.
                Consolidated Statements of Cash Flows
                            (in thousands)

                                          Three months ended March 31,
                                          ----------------------------
                                              2005           2004
                                          -------------  -------------
 Cash flows from operating activities:     (Unaudited)    (Unaudited)
  Net income                                    $6,872         $5,002
  Adjustments to reconcile net income to
   net cash provided by
   operating activities:
  Depreciation and amortization                 10,086          4,627
  Noncash interest expense                         249            141
  Changes in assets and liabilities:
  Accounts receivable                             (299)        (1,775)
  Prepaid expenses and other current
   assets                                         (556)        (2,067)
  Other assets                                    (395)          (143)
  Accounts payable, accrued liabilities
   and other                                    (1,439)         1,383
                                          -------------  -------------
  Net cash provided by operating
   activities                                   14,518          7,168
                                          -------------  -------------

Cash flows from investing activities:
  Changes in restricted cash                       716          8,001
  Expenditures for property and equipment         (443)           (97)
  Acquisitions of businesses, portfolios
   and other intangibles                       (16,556)          (295)
                                          -------------  -------------
  Net cash (used in) provided by
   investing activities                        (16,283)         7,609
                                          -------------  -------------

Cash flows from financing activities:
  Net borrowings (repayments) on line of
   credit                                        1,000        (11,000)
  Repayments of debt and capital lease
   obligations                                       -         (4,507)
  Proceeds from issuance of common stock           901            525
                                          -------------  -------------
  Net cash provided by (used in)
   financing activities                          1,901        (14,982)
                                          -------------  -------------

Net increase (decrease) in cash                    136           (205)
Cash and cash equivalents at beginning of
 period                                            888            733
                                          -------------  -------------

Cash and cash equivalents at end of
 period                                         $1,024           $528
                                          =============  =============

    CONTACT: iPayment Inc., Nashville
             Clay Whitson, 615-665-1858, Ext. 115